Exhibit 99.2

PARTICIPANTS

John N. Anderson Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Michael Feurer Trans World Entertainment Corporation - CEO & Director

PRESENTATION

Operator

Greetings, and welcome to the Trans World Entertainment Corporation First Quarter 2018 Results Conference Call. (Operator Instructions) As areminder, this conference is being recorded. It is now my pleasure to introduce your host, Michael Feurer, Chief Executive Officer. Thank you, sir. You may begin.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Christine. Good morning. Thank you for joining us as we discuss our first quarter results. On the call with me today is John Anderson, our Chief Financial Officer. Before John reviews our financial results, I’d like to provide highlights from the quarter.

We continue to see sales growth in the etailz segment as we enhance our proprietary technology to improve our predictive analytics, product identification and generate new vendor leads. We are aggressively investing in technology enhancements and initiatives to drive future growth. etailz sales increase was driven by 4 key factors: increased talent, higher per-partner revenue, enhanced lead generation and model advancements.

etailz continues to capitalize on the growth of marketplace sales and affords our company the opportunity to benefit from the long-term trends underway in retailing. There’s continued growth opportunity in the existing model, as well as a number of additional channels of future potential.

In the of fye segment, although in the midst of continued structural and external challenges, we are focused on efforts to differentiate our entertainment merchandise towards creating the unique specialty retailing experience of choice for families and fans of pop culture and fun. As we work through the assortment changes needed to stabilize the fye business, we have maintained lease flexibility and focused on the balance sheet, ending the quarter with cash and cash equivalents of $15 million and no debt, and consolidated inventory levels were reduced $17 million.

We remain focused on the growth potential of etailz, and the reinvention and stabilization of the fye brand.

Now John will take you through financial highlights for the first quarter.

John N. Anderson - Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Thanks, Mike. Good morning, everyone. Consolidated revenue for the quarter was $96.6 million versus $102 million last year, a 5% decline. In the etailz segment, revenue for the first quarter was $42.5 million, a 15% increase as compared to the first quarter of last year. In the fye segment, comparable store sales declined 8.5% compared to last year as the comp increased 2.8%, and lifestyle and electronics categories was offset by a 16.8% decline in heritage media categories.

The lifestyle and electronics categories represented approximately 50% of the revenues for the first quarter as compared to 43% last year. For the quarter, music sales were down 20% and video sales were down 15%. Consolidated gross profit for the quarter was $31.7 million or 32.8% compared to $36.3 million or 35.6% last year. In the fye segment, the gross margin rate was 41.2% compared to 41.4% last year.

In the etailz segment, gross profit for the quarter was $9.4 million or 22.1% of revenue versus $9.4 million or 25.4% last year. The decline in the rate to sales was primarily due to higher marketplace fulfillment and warehousing fees.

Consolidated SG&A expenses for the quarter were $36.7 million or 38% of revenue compared to $37.4 million or 36.7% last year. In the fye segment, SG&A expenses decreased $2.6 million or 9% for the first quarter to

$26.5 million. On a rate basis, SG&A expenses in the fye segment were 49% compared to 44.8% last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline.

In the etailz segment, SG&A expenses for the first quarter were $10.2 million or 24.1% of revenue compared to $8.3 million or 22.4% of revenue for the same period last year. The increase in SG&A expenses was due to higher marketplace commissions on the higher sales and investments in product identification and sourcing, technology and diversification.

Consolidated depreciation and amortization for the quarter was $2.2 million compared to $3.2 million for the same period last year. The operating loss for the quarter was $8.2 million compared to an operating loss of $5.2 million last year on a consolidated basis. The fye segment recorded an operating loss of $5.4 million compared to an operating loss of $4.4 million last year.

etailz adjusted operating loss, which excludes $2.1 million in acquisition-related amortization and compensation expense, was $693,000. For the first quarter, our net loss was $8.1 million or $0.22 per diluted share, as compared to a net income of $3.5 million or $0.10 per diluted share last year. During the quarter last year, the company recorded an $8.8 million or a $0.24 per diluted share gain on insurance proceeds for corporate-owned life insurance policies on our Former Chairman.

Cash and cash equivalents at the end of the first quarter were $15 million compared to $16 million last year. Inventory, including $26 million from etailz, was $111 million at the end of the first quarter versus $128 million at the end of last year. Excluding etailz, inventory per square foot was $60 at the end of the first quarter versus $69 per square foot last year. We ended the quarter with 253 stores and 1.4 million square feet in operation versus last year’s 273 stores and 1.5 million square feet. Now I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thanks, John. Much of our focus and strategy will not change for 2018 and beyond. The key will be better execution. We will continue to focus on embracing changing consumer preferences, reallocating our resources and enhancing our offerings and capabilities to better serve our customers in the shopping channel of their choice.

For etailz, we are very encouraged by the developing opportunities, including data science, predictive modeling and the expansion of both merchandise offerings and alternative channels. etailz continues to capitalize on the growth of marketplace sales and affords our company the opportunity to benefit from the long-term trends underway in marketplace retailing. In the fye segment, although in the midst of continued structural and external challenges, we are focused on efforts to differentiate our entertainment merchandise towards creating the unique specialty retailing experience of choice for families and fans of popular culture and fun.

Our changing merchandise point of view is based on unique collaborative and exclusive merchandise that will reinforce our credibility with our customers, and allows us to connect with our customers more personally with welcomed frequency. Efforts to align our merchandise point of view based on these criteria have shown promise, but not yet consistency. We will continue to build upon this promise as part of the ongoing reinvention of the fye brand, which will continue throughout 2018.

I’d like to open the call to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) It appears we have no questions at this time. I would now like to turn the floor back over to management for closing comments.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Okay. Thank you, Christine. I would like to thank you for your time today, and we look forward to talking to you about our second quarter 2018 results in August. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation, and have a wonderful day.